Exhibit 10.4

[COMPANY LETTERHEAD]

February 12, 2015

Gary Rodkin

c/o ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102

Dear Gary:

This letter agreement (this “Letter Agreement”) supplements the Amended and Restated Employment Agreement, dated September 25, 2008 (the “Employment Agreement”), by and between you and ConAgra Foods, Inc. (the “Company”), and serves to set forth the terms and conditions of your retirement from the Company. You and the Company have entered into this Letter Agreement as of the date of the last signature to this Letter Agreement. Terms used in this Letter Agreement with initial capital letters that are not locally defined in this Letter Agreement are used in this Letter Agreement as defined in the Employment Agreement.

In consideration of the mutual promises contained in this Letter Agreement, the Company and you (“you” or “Executive”) agree, effective as of March 3, 2015 (subject to Section 8, the “Effective Date”), as follows:

1.	Transition of Roles and Retirement from Service.

(a)	As of the later of (i) April 6, 2015 and (ii) the date immediately following the date upon which the Company’s Quarterly Report on Form 10-Q for the period ended February 22, 2015 is filed with the Securities and Exchange Commission (the “April Date”), you will formally resign from the Company’s Board of Directors (the “Board”) and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize such resignation.

(b)	As of the April Date, you will resign from all positions you have held as an officer of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from such positions. The parties agree that neither this resignation nor the resignation specified in paragraph 1(a) will serve as an event triggering payment or benefits under Section 5 of your Employment Agreement.

(c)	After the April Date, you will continue to be employed by the Company as Special Advisor, reporting to the Chairman of the Board. You will serve as Special Advisor through May 31, 2015 at which time you have advised the Company you wish to and will retire (the “Transition Period”). Consistent with the terms of your Employment Agreement, the Company may terminate your employment at any time for any reason, and you may terminate your employment at any time with or without Good Reason (as amended below).

(d)	As Special Advisor during the Transition Period, your duties and responsibilities shall consist of (i) assisting and advising the successor Chief Executive Officer with transition matters as the two of you mutually agree, including relationships with customers, industry peers, and employees, and (ii) having such other authority and duties as may be reasonably determined by the Board.

(e)	During the Transition Period, you will work from an office on the Company’s Omaha, Nebraska campus and retain your administrative assistant. Your home office and security arrangements as of the Effective Date will remain in place during the Transition Period.

(f)	At the end of the Transition Period (the “Retirement Date”), you will cease to have the title of Special Advisor and retire from service with the Company.

2.	Amendments to Your Employment Agreement as of the Effective Date.

(a)	You and the Company agree that your annual incentive bonus for Fiscal Year 2015 as described in Section 3.2 of the Employment Agreement will be at least equal to the funding level approved by the Board’s Human Resources Committee for members of the senior leadership team generally.

(b)	Notwithstanding Section 4.1 of your Employment Agreement, based upon your reduced schedule as Special Advisor, you will cease to be eligible for active employee group health and dental coverage as of the April Date. You will, however, be eligible for continuation benefits with respect to group health and dental benefits consistent with the Consolidated Omnibus Budget Reconciliation Act (COBRA). During the Transition Period, the Company will make taxable monthly payments to you in an amount such that the after-tax value of each payment is equal to the amount of the monthly premium for such group health and dental coverage.

(c)

The definition of “Good Reason” under Section 5(b) of the Employment Agreement shall be amended as of the Effective Date. As of the Effective Date, “Good Reason” shall mean: (i) after the April Date, a change to

Executive’s Special Advisor title or a change in Executive’s reporting relationship to someone other than the Chairman of the Board; (ii) a reduction of Executive’s Base Salary as set forth in Section 3.1 of the Employment Agreement or to Executive’s annual incentive bonus for Fiscal Year 2015 as set forth in paragraph 2(a) of the Letter Agreement; or (iii) any material breach by the Company of any provision of the Letter Agreement or the Employment Agreement.

3.	Change in Control Protections. Upon the Effective Date, that certain Change of Control Agreement dated September 25, 2008 between you and the Company will terminate. The Change of Control protections in the Employment Agreement will continue to apply.

4.	Restrictive Covenants. You acknowledge and agree that any and all restrictive covenants to which you are subject, including, but not limited to, those described in Sections 6 and 7 of the Employment Agreement, will continue in full force and effect in accordance with the terms and conditions thereof. You also acknowledge and agree that any and all terms and conditions of the Employment Agreement which expressly or by reasonable implication survive your separation from the Company to which you are subject will continue in full force and effect in accordance with the terms and conditions thereof.

5.	Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing prior to executing this Letter Agreement, (b) you have carefully read and fully understand all of the provisions of this Letter Agreement, and (c) you are entering into this Letter Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

6.	Governing Law. This Letter Agreement will be governed by and construed and enforced according to the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

7.	Taxes. The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

8.	Entire Agreement; Effectiveness. This Letter Agreement constitutes the entire understanding between the parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto, except for the Employment Agreement, which shall remain in full force and effect in accordance with its terms, as amended by this Letter Agreement. This Letter Agreement will be deemed null and void if a CEO-Elect of the Company does not begin employment on the Effective Date.

9.	Section 409A. This Letter Agreement and the Payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the Payments will be made, in a manner consistent with that intent.

10.	Defined Terminology. For purposes of this Letter Agreement, the phrase “Retirement from the Company” (or substantially similar phrases) refers to your retirement from the Company as of the Retirement Date.

11.	Modifications. This Letter Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and by you.

12.	Counterparts. This Letter Agreement may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, you and the Company have executed this Letter Agreement as of the date last listed below, but this Letter Agreement is deemed by you and the Company to be effective as of March 3, 2015.

ConAgra Foods, Inc.

By:	/s/ Steven F. Goldstone
Steven F. Goldstone, Chairman of the Board
	Date:	February 12, 2015

Gary M. Rodkin

/s/ Gary M. Rodkin
Date:	February 12, 2015